Exhibit 99.1

a NEWS BULLETIN

FROM:

RE:	ECC Capital Corporation
1733 Alton Parkway
Irvine, CA 92606
NYSE: ECR

For Further Information:

AT THE COMPANY:

Roque A. Santi

Chief Financial Officer

(949) 856-7611

rsanti@encorecredit.com

FOR IMMEDIATE RELEASE

February 12, 2007

ECC CAPITAL CLOSES THE SALE OF ITS

MORTGAGE BANKING OPERATIONS TO BEAR STEARNS

IRVINE, Calif., Feb. 12 /PRNewswire-FirstCall/ — ECC Capital Corporation (NYSE: ECR) today announced the closing on February 9, 2007 of the sale of its mortgage banking business to Bear Stearns.

Under the terms of the sale, Bear Stearns acquired certain assets comprising ECC Capital's subprime wholesale mortgage origination business. As a result of this transaction, ECC Capital has effectively exited the wholesale mortgage banking business. Its remaining operations will consist primarily of managing its residual interests in its securitizations.

The transaction, announced on October 10, 2006, involved the sale of certain operating assets by ECC Capital to Bear Stearns for approximately $26 million in cash and Bear Stearns' assumption of certain lease liabilities (the "Asset Sale"). ECC Capital retained other obligations arising from its subprime wholesale mortgage banking division, including, but not limited to, loan repurchase obligations arising from loan sales prior to October 10, 2007, remaining leases and certain personnel related liabilities.

In connection with the Asset Sale, on October 10, 2006, ECC Capital and Bear Stearns also entered into certain agreements under which Bear Stearns agreed to fund and acquire

ECC Capital's loan production (the "Loan Sale") through the date of closing of the Asset Sale. A significant portion of ECC Capital's portfolio of loans held for sale, totaling approximately $1.2 billion, was included in the Loan Sale that also closed on February 9, 2007. Loan sale prices underlying the initial loan sales consideration and the amount of related warehouse advances due on sale were determined, subject to the adjustments discussed below, on February 9, 2007. Loan sale prices were less than had been previously anticipated which required ECC Capital to make payments of $33 million to repay outstanding warehouse advances in excess of the initial loan sales consideration, net of certain reserves, to complete the Loan Sale transaction. These payments were netted against the $26 million paid by Bear Stearns in connection with the closing of the Asset Sale, resulting in net payments of approximately $7 million to Bear Stearns.

The Loan Sale purchase price to be received by ECC Capital is subject to certain adjustments based upon various factors. Certain of the loans included in the Loan Sale were sold at substantial discounts due to early, curable payment defaults and documentation and related defects that may be resolved so as to increase or decrease the purchase price to be paid by Bear Stearns. The sale of ECC Capital's loan production during the several days immediately preceding the Asset Sale will be completed later this week and the purchase price for such loans remains to be determined. In connection with the closing of the Loan Sale, ECC Capital obtained the right, exercisable through March 9, 2007, to repurchase certain loans (the "Call Rights") if ECC Capital determines, in its discretion, that it can obtain a higher price in the market than the final settlement price to be paid by Bear Stearns. In the event ECC exercises the Call Rights, it anticipates that it would make an immediate sale of the loans repurchased from Bear Stearns.

Adjustments to the Loan Sale purchase are expected to be resolved during the next approximately 30 days. However, there are certain reserves and holdbacks related to the Loan Sale that will not be resolved and/or released before May 2007.

ECC Capital previously announced its intention to make initial distributions totaling $0.80 per share to its shareholders within 30 days after closing the Asset Sale and to make total distributions over time to its stockholders of at least $1.60 per share, including the initial distributions of $0.80 per share. ECC Capital's ability to make these distributions was and remains dependent upon a variety of factors, including, but not limited to, the closing of the transaction with Bear Stearns, its ability to refinance debt secured by its retained interests in securitizations, the timing of the receipt of certain expected cash flows from its retained interests in securitizations, the disposition of remaining loan inventory and certain other assets, the settlement of various payroll and repurchase obligations and payment of expenses related to the sale transaction.

As noted above, loan sale prices realized in the sale of the inventory of loans held for sale were less than had been previously anticipated. As a result, the proceeds from the disposition of ECC Capital's loan inventory were less than were anticipated at the time ECC Capital announced its intention to make initial distributions totaling $0.80 per share to its shareholders within 30 days after closing the Asset Sale. As discussed further below, ECC Capital closed the sale of certain residual interests in a securitization on

February 9, 2007 at a price that resulted in a $10 million loss. As a result of these factors and because adjustments to the final purchase price for the Loan Sale require resolution, including the possible exercise of the Call Rights, a final settlement of the Loan Sale transaction has not been reached and it is possible that a distribution to shareholders may not be made prior to March 30, 2007. During this period, ECC Capital intends to explore opportunities to maximize the value and liquidity of its remaining residual interests in securitizations, which may affect the amount, if any, available for distribution at that time.

To date, ECC Capital has distributed $0.24 per share of the previously announced intended $0.80 per share distribution. By March 30, 2007 ECC Capital anticipates that it will make an additional distribution toward the previously announced intended $0.80 per share distribution with the balance, if any, to be distributed by June 29, 2007. Factors that may impact the amount and timing of the aforementioned distributions include, but are not limited to, the recovery of certain funds from Bear Stearns from various sources including, but not limited to, the release of holdbacks and reserves from the Loan Sales, the impact of exercising the Call Rights and the final settlement of the Loan Sale transaction, as well as cash flows from ECC Capital's residual interests in securitizations and the completion of transactions related to the financing of its residuals.

The amount and timing of any future distributions beyond the previously announced intended initial distribution of $0.80 per share will depend on cash generated from ECC Capital's residual interests in its securitizations which will be impacted by various factors, including, but not limited to, whether ECC Capital elects to: (i) sell its residual interests in its securitizations, in whole or in part, (ii) collect the remaining cash flows over the life of its residual interests, (iii) obtain financing secured by its residual interests in securitizations, and/or (iv) sell the servicing rights it owns on loans it holds for investment. These various factors will be impacted by general market conditions affecting subprime mortgages which, in recent months, have reflected negative trends including, but not limited to, increasing mortgage delinquencies, widening spreads in the execution of securitization transactions and declining rates of home price appreciation (and declines in values in certain markets).

ECC Capital presently believes that it will make total distributions over time to its stockholders of approximately $1.60 per share which includes the $0.24 per share distributed to date, the remaining portion of the previously announced intended distribution of $0.80 per share (or $0.56 per share) and, over time, an approximately additional $0.80 per share. ECC Capital intends to maintain its REIT status for the period of time during which it holds the residual interests in its securitizations.

Concurrent with the sale transaction, ECC Capital's Co-Chief Executive Officer, President and member of the board of directors, Shabi Asghar, resigned from these positions with ECC Capital. Mr. Asghar will continue to lead the subprime mortgage origination operation for Bear Stearns. Alanna Darling, ECC Capital's General Counsel, also resigned her position with ECC Capital to assume a role in Bear Stearns' new business unit. Additionally, as a result of increased responsibilities and attendant time commitments associated with his appointment as Chief Administrative Officer of Allergan, Inc., Douglas Ingram has tendered his resignation as a member of the board of directors, effective March 1, 2007.

Following the resignation of Mr. Asghar, ECC Capital's board of directors appointed Roque Santi as President. Mr. Santi has served as ECC Capital's Chief Financial Officer since November 2004. Prior to joining ECC Capital, Mr. Santi was a partner in a Big Four accounting firm.

ECC Capital also announced that on February 9, 2007 it closed the sale of its retained interests in Bravo Mortgage Asset Trust 2006-1 to Res Cap (an affiliate of GMAC/RFC) for $20 million. ECC Capital will record a loss on the sale of these retained interests of approximately $10 million.

Management believes that the anticipated cash flow from its retained interests in securitizations will be sufficient to fund the ongoing operations of ECC Capital. As a REIT, ECC Capital is required to distribute to its shareholders at least 90% of its taxable income. ECC Capital intends to retain its REIT status and, when and if cash is available, to continue to make distributions to shareholders. The timing and amount of future distributions will be dependent upon the taxable income, if any, generated by its assets and the timing and amount of cash flow generated by those assets.

Separately, the company announced that on February 11, 2007, Steve Holder, Co-Chief Executive Officer and Chairman of the Board of Directors of ECC Capital and Mr. Asghar entered into a private transaction pursuant to which Mr.Asghar has agreed to sell to Mr. Holder 500,000 shares of ECC Capital stock held by Mr. Asghar at $.93 per share, the Company's closing price on February 9, 2007. Additionally, Messrs. Asghar and Holder have announced that they have had preliminary discussions about additional sales of stock held by Mr. Asghar to Mr. Holder in the future.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that invests in residential mortgage loans. ECC Capital is currently structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital is required to distribute dividends to its stockholders from net income generated from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release, including those regarding dividend distributions, may be deemed forward-looking statements under federal securities laws and ECC Capital intends that those forward- looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital's future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (i) the condition of the U.S. economy and financial system, (ii) interest rates and the subsequent effect on the business, (iii) ECC Capital's ability to obtain quality loan servicing and default management services, (iv) the stability of residential property values, (v) the potential effect of new state or federal laws or regulations, (vi) ECC Capital's ability to implement successfully its business plan, (vii) continued availability of credit facilities and access to the securitization markets or other sources of capital, (viii) ECC Capital's ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (ix) ECC Capital's ability to retain qualified personnel, (x) the risks associated with the use of leverage and (xi) other factors and risks discussed in ECC Capital's Annual Report on Form 10-K/A for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on October 27, 2006. You should also be aware that, except as otherwise specified, all information in this news release is as of February 12, 2007. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital's expectations.

For Further Information:

AT THE COMPANY:

Roque A. Santi

President

(949) 955-8730

rsanti@ecccapital.com

SOURCE ECC Capital Corporation

02/12/2007

CONTACT: Roque A. Santi, President, +1-949-955-8730,

rsanti@ecccapital.com

(ECR)